UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2012

EC Development, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-14039	11-2714721
(Commission File Number)	(IRS Employer Identification Number)

23 E. 9th Street, Suite 229, Shawnee, Oklahoma 74801
(Address of principal executive offices)

(405) 273-3330
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS
Item 1.01  Entry into a Material Definitive Agreement.

(a)
The Company announces that it has entered into an agreement with two shareholders, one of whom is the Company’s Chief Executive Officer, to retire a total of 2,000,000 shares of the Company’s common stock owned by those shareholders along with the retirement of debt owed to an affiliated entity in exchange for payment of $600,000.  This arrangement eliminates certain financial arrangements which were part of the business model acquired by the Company when it acquired EC Development LLC.  The Agreement was effective March 1, 2012 pending receipt of funds from a proposed sale of the Company’s common stock.  The transaction was approved by the sole board member who was not involved in the transaction as the chief executive officer abstained from approval as one of the shareholders affected.

(b)
The Company announces that it has entered into an agreement arranging for the sale of 2,000,000 shares of its common stock for a total consideration of $1,000,000 in a transaction described in Item 3.02 below.

SECTION 3 - SECURITIES AND TRADING MARKETS
Item 3.02 Unregistered Sales of Equity Securities.

The Company announces that it has sold 2,000,000 shares of its common stock for a total consideration of $1,000,000.  These shares were sold to an accredited investor in a private transaction and therefore believed to be exempt from registration pursuant to Sect.  4(b), a sale not involving any public offering.  Proceeds of the sale were used to fund retirement of stock held by certain shareholders described in Item 1.01(a) above as well as general corporate funds

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
EC Development, Inc

March 28, 2012	By:	/s/ Randy Edgerton
Randy Edgerton, Chief Financial Officer